As filed with the Securities and Exchange

Commission on July 29, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE KROGER CO.

(Exact name of registrant as specified in its charter)

Ohio	31-0345740
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1014 Vine Street, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Harris Teeter Supermarkets, Inc. Retirement and Savings Plan

(Full title of Plan)

Christine S. Wheatley

Group Vice President, Secretary and General Counsel

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio  45202

(Name and address of agent for service)

(513) 762-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to	to be	Price	Offering	Registration
be Registered	Registered	Per Share(1)	Price(1)	Fee
Common Shares $1 Par Value	1,000,000 shares(2)	$49.975	$49,975,000	$6,437

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(c), on the basis of the average of the high and low sale prices of the Registrant’s Common Shares on the New York Stock Exchange on July 23, 2014, which date is within 5 business days prior to the date of the filing of this Registration Statement.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by The Kroger Co. (“Kroger” or “Registrant”) with the Securities and Exchange Commission (“Commission”) are incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended February 1, 2014;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to above; and

(c) The description of Kroger Common Shares contained in Kroger’s registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by Kroger pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all Kroger Common Shares offered hereby have been sold or which withdraws from registration such Kroger Common Shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

A legal opinion to the effect that the Kroger Common Shares offered hereby have been duly authorized and that, when they are issued in accordance with the terms of the 2014 Long-Term Incentive and Cash Bonus Plan, they will be validly issued and outstanding, fully paid and nonassessable, has been rendered by Christine S. Wheatley, Esquire, Group Vice President, Secretary and General Counsel of Kroger.  As of June 30, 2014, Ms. Wheatley owned approximately 8,979 Kroger Common Shares and held options to acquire 17,750 Kroger Common Shares.

Item 6.  Indemnification of Directors and Officers.

Under Kroger’s Regulations (by-laws), each present or former director, officer or employee of Kroger and each person who is serving or shall have served at the request of Kroger as a director, officer or employee of another corporation (and his or her heirs, executors or administrators) shall be indemnified by Kroger against expenses actually and necessarily incurred by him or her, and also against expenses, judgments, decrees, fines, penalties, or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he or she is or may be made a party by reason of being or having been such director, officer or employee, provided (1) he or she is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to Kroger or such other corporation, (2) he or she is determined to have acted in good faith in what he or she reasonably believed to be the best interest of Kroger or of such other corporation, and (3) in any matter the subject of a criminal action, suit, or proceeding, he or she is determined to have had no reasonable cause to believe that his or her conduct was unlawful. See also Ohio Revised Code, Section 1701.13.

The foregoing indemnification provisions are not exclusive of any other rights to which such director, officer or employee may be entitled under Kroger’s Articles of Incorporation or Regulations, any agreement, any insurance purchased by Kroger, any vote of shareholders or otherwise.

Kroger has purchased insurance insuring officers and directors of the company against certain liabilities incurred in their capacities as such in order to insure Kroger against any payments which it is obligated to make to such persons under the foregoing indemnification provisions.

The Agreement and Plan of Merger, dated as of October 18, 1998 (the “Merger Agreement”), among Kroger, Jobsite Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merger Sub”), and Fred Meyer, Inc. (“Fred Meyer”) provides that each present and former director and officer of Fred Meyer or any of its subsidiaries after our acquisition of Fred Meyer (the “Merger”) will be indemnified by Kroger against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the Merger, whether asserted or claimed prior to, at or following the Merger, to the fullest extent permitted under the Delaware General Corporation Law. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under such provisions becomes involved in any claim, action, proceeding or investigation after the Merger, Kroger will periodically advance to such person his or her reasonable legal and other reasonably incurred expenses, including the cost of any investigation and preparation incurred in connection with the claim, action, preceding or investigation, subject to the person providing an undertaking to reimburse all amounts advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled the advancing of the expenses.

The Agreement and Plan of Merger dated as of July 8, 2013 (the “HT Merger Agreement”), among Kroger, Hornet Acquisition, Inc., a North Carolina corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), and Harris Teeter Supermarkets, Inc. (“HTSI”) provides that each present and former director, officer and employee of HTSI or any of its subsidiaries after our acquisition of  HTSI (the “HTSI Merger”) will be indemnified by Kroger against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, for acts or omissions existing or occurring at or prior to the HTSI Merger, whether asserted or claimed prior to, at or following the HTSI Merger.  Without limiting the generality of the foregoing, in the event any person entitled to indemnification under such provisions becomes involved in any claim, action, proceeding or investigation after the Merger, Kroger will periodically advance to such person his or her reasonable legal and other reasonably incurred expenses, including the cost of any investigation and preparation incurred in connection with the claim, action, preceding or investigation, subject to the person providing an undertaking to reimburse all amounts advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled the advancing of the expenses.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed in the Index of Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered and the Commission remains of the same opinion, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 29, 2014.

THE KROGER CO.

By	*/s/ W. Rodney McMullen
W. Rodney McMullen,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 29, 2014.

Signature	Title

*/s/ W. Rodney McMullen	Chief Executive Officer and Director
W. Rodney McMullen	(principal executive officer)

*/s/ J. Michael Schlotman	Chief Financial Officer
J. Michael Schlotman	(principal financial officer)

*/s/ M. Elizabeth Van Oflen	Vice President and Corporate Controller
M. Elizabeth Van Oflen	(principal accounting officer)

*/s/ David B. Dillon	Chairman of the Board and Director
David B. Dillon

*/s/ Reuben V. Anderson	Director
Reuben V. Anderson

*/s/ Robert D. Beyer	Director
Robert D. Beyer

Director
Susan J. Kropf

*/s/ David B. Lewis	Director
David B. Lewis

*/s/ Jorge P. Montoya	Director
Jorge P. Montoya

*/s/ Clyde R. Moore	Director
Clyde R. Moore

*/s/ Susan M. Phillips	Director
Susan M. Phillips

*/s/ Steven R. Rogel	Director
Steven R. Rogel

*/s/ James A. Runde	Director
James A. Runde

*/s/ Ronald L. Sargent	Director
Ronald L. Sargent

*/s/ Bobby S. Shackouls	Director
Bobby S. Shackouls

By:	*/s/ Bruce M. Gack
Bruce M. Gack
Attorney-in-fact

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, North Carolina, on July 29, 2014.

THE RETIREMENT PLAN COMMITTEE

By:	/s/ Frederick J. Morganthal II
Name: Frederick J. Morganthal II
Title: Chairman of the Retirement Plan Committee

By:	/s/ Rodney C. Antolock
Name: Rodney C. Antolock
Title: Member of the Retirement Plan Committee

By:	/s/ Scott K. Nations
Name: Scott K. Nations
Title: Member of the Retirement Plan Committee

By:	/s/ C. Douglas Rhodes
Name: C. Douglas Rhodes
Title: Member of the Retirement Plan Committee

By:	/s/ Ronald H. Volger
Name: Ronald H. Volger
Title: Member of the Retirement Plan Committee

By:	/s/ Douglas J. Yacenda
Name: Douglas J. Yacenda
Title: Member of the Retirement Plan Committee

INDEX OF EXHIBITS

Exhibit 4.1

Provisions of Amended Articles of Incorporation defining the rights of security holders. Incorporated herein by reference to Exhibit 3.1 of Kroger’s Quarterly Report on Form 10-Q for the quarter ended May 22, 2010, filed with the SEC on June 28, 2010. Provisions of Regulations (by-laws) defining the rights of security holders. Incorporated herein by reference to Exhibit 3.2 of Kroger’s Quarterly Report on Form 10-Q for the quarter ended May 26, 2007, filed with the SEC on July 3, 2007.

Exhibit 5.1	Opinion of Christine S. Wheatley, Esquire, including her consent. Filed herewith.

Exhibit 5.2	IRS Determination Letter for The Harris Teeter Supermarkets, Inc. Retirement and Savings Plan, fka the Ruddick Retirement and Savings Plan. Filed herewith.

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants. Filed herewith.

Exhibit 23.2	Consent of Christine S. Wheatley, Esquire. Contained in the opinion filed as Exhibit 5.1 hereto.

Exhibit 24	Powers of Attorney of certain officers and directors of Kroger. Filed herewith.